As filed with the Securities and Exchange Commission on July 19, 2023

Registration No. 333-269188

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to
Form S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CHROMOCELL THERAPEUTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2836	86-3335449
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4400 Route 9 South, Suite 1000
Freehold, NJ 07728
732-514-2636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis Knuettel II

Interim Chief Executive Officer and Chief Financial Officer

4400 Route 9 South, Suite 1000
Freehold, NJ 07728

Tel. No.: 732-514-2636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-269188) is filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 4 does not modify any provision of the preliminary prospectuses contained in Part I. Accordingly, each preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our securities being registered. All amounts are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Capital Market (“Nasdaq”) listing fee.

Amount Paid or to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Nasdaq listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, our certificate of incorporation and bylaws to be in effect upon the closing of the offering of Units provide that: (i) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL; (ii) we may, in our discretion, indemnify our employees and agents as set forth in the DGCL; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors and officers in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We intend to enter into indemnification agreements with our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

In addition, the underwriting agreement for the offering of Units to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The share amounts presented herein do not give effect to the 1-for-          stock split in connection with the IPO Transactions. Pursuant to that certain Contribution Agreement entered into with Chromocell Holdings, we issued to Chromocell Holdings 10,000,000 shares of Common Stock and 600,000 shares of Series A Convertible Preferred Stock.

On January 10, 2023, pursuant to the Chromocell Therapeutics Corporation 2023 Equity Incentive Plan, we granted: (a) options to purchase up to an aggregate of 1,275,000 shares of Common Stock to employees and directors and (b) 150,000 restricted stock units to employees. The RSUs were cancelled on June 23, 2023 and as they had not vested, no expense was recorded on the Company’s historical financial statements.

On March 9, 2023, pursuant to the Chromocell Therapeutics Corporation 2023 Equity Incentive Plan, we granted to a director options to purchase up to an aggregate of 135,000 shares of Common Stock.

On June 23, 2023, pursuant to that certain Investor Note Side Letter, we issued 50,000 shares of Common Stock to the Holder of the Investor Note.

On June 23, 2023, pursuant to the Chromocell Therapeutics Corporation 2023 Equity Incentive Plan, we granted to two employees options to purchase up to an aggregate of 468,000 shares of Common Stock, which include options that have not yet been granted but the Company has agreed to grant in connection with the closing of the offering of Units.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or notes.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1***	Form of Underwriting Agreement

2.1**	Contribution Agreement

3.1**	Certificate of Incorporation, as currently in effect

3.2**	Certificate of Designation of Series A Convertible Preferred Stock, as currently in effect

3.3**	Form of Certificate of Incorporation to be effective upon the closing of the offering

3.4*	Form of Certificate of Designation of Series B Convertible Redeemable Preferred Stock to be effective upon the closing of the offering

3.5**	Bylaws, as currently in effect

3.6**	Form of Bylaws to be effective upon the closing of the offering

4.1*	Form of Representative’s Warrant

4.2*	Form of Advisor Warrant

4.3**	Second Amended and Restated Investor Promissory Note Issued by the Company

4.4**	Side Letter to Amended and Restated Investor Promissory Note issued by the Company

4.5**	Director Promissory Note Issued by the Company

4.6*	Form of Senior Secured Convertible Promissory Note (Bridge Financing; included in Exhibit 10.4)

5.1***	Opinion of Sullivan & Worcester LLP

10.1**	Chromocell Therapeutics Corporation 2023 Equity Incentive Plan

10.2***	Amended and Restated Employment Agreement (Christian Kopfli)

10.3**	Amended and Restated Consultant Agreement (Camden Capital LLC)

10.4*	Securities Purchase Agreement (Bridge Financing)

10.5*	Security Agreement (Bridge Financing)

10.6*	Form of Securities Purchase Agreement (Series B Preferred Stock)

10.7**	Employment Agreement (Eric Lang)

23.1**	Consent of Marcum LLP, independent registered public accounting firm

23.2***	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Brunswick, State of New Jersey, on July 19, 2023.

CHROMOCELL THERAPEUTICS CORPORATION

By:	/s/ Francis Knuettel II
	Name:	Francis Knuettel II
	Title:	Interim Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Francis Knuettel II with full power of substitution and resubstitution and full power to act, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Francis Knuettel II	Interim Chief Executive Officer, Chief Financial Officer, Chief Strategy Officer, Treasurer and Secretary (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Francis Knuettel II		July 19, 2023

/s/ Ezra Friedberg	Director
Ezra Friedberg		July 19, 2023

/s/ Todd Davis	Director
Todd Davis		July 19, 2023

/s/ Chia-Lin Simmons	Director
Chia-Lin Simmons		July 19, 2023

/s/ Richard Malamut	Director
Richard Malamut		July 19, 2023

/s/ Christian Kopfli	Director
Christian Kopfli		July 19, 2023

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